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                                                               EXHIBIT (o)(1)(b)

                              MULTIPLE CLASS PLAN
                            Pursuant to Rule 18f-3
                                  SCHEDULE A

                             PF AIM Blue Chip Fund
                         PF AIM Aggressive Growth Fund
                        PF INVESCO Health Sciences Fund
                          PF INVESCO Technology Fund
                         PF Janus Strategic Value Fund
                            PF Janus Growth LT Fund
                      PF Lazard International Value Fund
                          PF MFS Mid-Cap Growth Fund
                           PF MFS Global Growth Fund
                          PF PIMCO Managed Bond Fund
                       PF Pacific Life Money Market Fund
                         PF Putnam Equity Income Fund
                            PF Putnam Research Fund
                   PF Salomon Brothers Large-Cap Value Fund


Effective:  December 31, 2001